Exhibit 10.4
[SIMS GROUP LIMITED LETTERHEAD]
[Insert date]
[insert name]
[insert address]
Dear [insert name],
F08 Long Term Incentive Plan
Sims Group Limited (ACN 114 838 630) (Sims Group) is pleased to invite you to participate in the new Sims Group Long Term Incentive Plan (LTI Plan) on the terms and conditions set out in this letter (the Grant).
The Company is giving you the opportunity to share in the growth of Sims Group, and to provide you with an incentive to remain with Sims Group and to reward you for achievement of the Group’s goals.
1.	F08 LTI Grant
You have been granted the right (referred to as Performance Rights or Rights) to be issued or provided with fully paid ordinary shares in Sims Group (Shares) which will be automatically vested upon specific performance hurdles being achieved, subject to the terms of this Grant. Alternatively, the Performance Rights may be satisfied by a payment of an equivalent cash value, at the discretion of the Board, even if you have elected to receive Rights instead of cash. For participants located in the United States, the term Performance Rights when used herein, will be read as Restricted Stock Units.
Your F08 LTI Reward is based on x% of your total fixed remuneration, effective 1 July, 2007.
Transition Arrangements
Your participation in the Company’s previous LTI Plan commenced in F03 and currently you potentially enjoy receiving rewards annually if hurdles are met. So that you are not disadvantaged in transitioning to the new LTI Plan, you will receive a special one-off grant for F08. This Grant will be provided over ___Tranches and represents ___times your new LTI %.

Tranche	Award Type	Performance Hurdle	Performance Period	Vesting

In the case of Tranches ___and _, you need to elect to receive your LTI Reward in either Shares or a fixed cash amount upon vesting. Please refer to the Application Form at the end of this document.

As your F08 LTI % has increased from x% in F03 to x% in F08, a minimum of x % of your LTI % for Tranches ___and ___must be taken as Rights.
Following a valuation of the Share Based Payments and in accordance with the Australian Accounting Standards (AASB 2) the Rights for the       tranches have been valued as follows:

Tranche	Value
Tranche 1:
Tranche 2:
Tranche 3:
Tranche 3:
The value of a Right subject to the       hurdle and the       Hurdles vary given the probability of achieving the Hurdle.
Note: Please complete the Application Form at the end of this document and return via email PDF or fax number                      to                      by                      in order to make your election between cash and Rights. If you do not make an election by completing and returning the Application Form, you will be deemed to have elected to take the maximum amount of cash instead of Rights to Sims Shares upon vesting.
These Performance Rights have been granted at no cost to you. You do not have to take any action to accept the Grant. If you do not wish to participate in the LTI Plan and receive the Performance Rights, then you may refuse them by notifying                      within                      of the date of this letter.
The number of Performance Rights may be adjusted in accordance with the Plan Rules.
2.	Vesting Conditions

For your LTI Reward to vest, Sims Group needs to its performance hurdles over the specified Performance Period.

.
Your LTI Reward is subject to the continued employment vesting condition described below.
(a)	Performance periods
Tranche 1
The Performance Period for Tranche 1                      is the       year period commencing                      and ending                     , using the                                 as the                      for calculating      . No retesting applies to Tranche 1                     .
Tranche 2
The Performance Period for Tranche 2                      is the       year period commencing                      and ending                     , using the                            as the                      for calculating      . No retesting applies to Tranche 2                     .
Tranche 3
The initial Performance Period for Tranche 3       starts on            (Start Date).

The First Performance Period is the period from the Start Date to the            of the Start Date (the First Test Date i.e                     ). The Second Performance Period is the period from the Start Date to the            of the Start Date (the Second Test Date i.e.                     ). The Third Performance Period is the period from the Start Date to the            of the Start Date (the Third Test Date i.e.                     ).
Your Tranche 3                      and your Tranche 3                           will be tested for satisfaction of their respective vesting conditions at the First Test Date based on the First Performance Period.
If either your Tranche 3                      or Tranche 3                      did not fully vest at the First Test Date, the relevant rights will be re-tested at the Second Test Date based on the Second Performance Period. If this re-testing results in a higher percentage of either your Tranche 3                      or Tranche 3                      vesting, then those additional rights will vest.
If either your Tranche 3                      or Tranche 3                      still did not fully vest at the Second Test Date, the relevant rights will be re-tested again at the Third Test Date based on the Third Performance Period. If this re-testing results in a higher percentage of either your Tranche 3                      or Tranche 3                      vesting, then those additional rights will vest.
No downwards adjustment will be made as a result of re-testing to the percentage of rights which vested in a prior Performance Period.
Note that the vesting of any or all of your Tranche 3                      is not dependent on the vesting of any or all of your Tranche 3                     , and vice-versa.
Cash and All Performance Rights
Any Cash Rights and Performance Rights which have not vested at the end of the final Performance Period will immediately lapse.
(b)	performance hurdle
In order for any or all of your Tranche 3                      to vest under the       performance hurdle, Sims Group’s       for the relevant Performance Period must be                      against the                      comparator companies listed in the Schedule to this letter (Comparators) for the same period. The Comparator group may be adjusted from time to time by the Board in its discretion (for example, if one of those companies is delisted in the future or its       is no longer ascertainable).
Based on Sims Group’s relative       performance over the relevant Performance Period, your Tranche 3                      will vest in accordance with following table:

of Sims Group relative to	Proportion of Tranche 3
Comparators	vesting

      is calculated in each case on the following basis:
•	dividends are re-invested at the ex-dividend date

•	share prices are calculated as a volume weighted average sale price of shares on ASX for the preceding the Start Date and the relevant Test Date

•	tax and any franking credits (or similar) will be ignored.
(c)	performance hurdle
Tranche 1 and Tranche 2 Cash/Rights — compound
                     in respect of your Tranche 1 and Tranche 2                      is determined by reference to                      in                      of Sims Group over the relevant Performance Period, being the                                          of the Performance Period compared with the                     . This is calculated slightly differently from the       hurdle that applies to Tranche 3                      (see below).
The Board has discretion to make reasonable adjustments to the                      figure in appropriate circumstances, for example where it is calculated over a                      period or where there is a significant or abnormal event including one-off costs associated with a restructure which, in the opinion of the Board, distorts                      unduly.
Based on the Sims Group                      over the relevant Performance Period, your Tranche 1 or Tranche 2                      (calculated separately) will vest in accordance with the following table:

Proportion of Cash/Rights
vesting

Tranche 3                      —
                     in respect of your Tranche 3                      is determined by reference to                      of Sims Group over the relevant Performance Period measured against a specified       target.
Based on the Sims Group       in the relevant Performance Period, your Tranche 3                      will vest in accordance with the following table:

Proportion of Tranche 3
vesting

Further detail regarding this       performance hurdle applying to Tranche 3                     , and an example of how this performance hurdle is calculated, is set out in your Participant Guide.
Calculating
                     during a Performance Period is defined as                      divided by the                                         . The Board has discretion to make reasonable adjustments to the                      figure in appropriate circumstances, for example where it is calculated over a                      period or where there is a significant or abnormal event including one-off costs associated with a restructure which, in the opinion of the Board, distorts                           unduly.
(d)	Continued employment condition
In addition to Sims Group meeting the applicable       or            performance conditions specified above, you must also continue to be an employee or director of Sims Group or its related bodies corporate (Employee) at the Vesting Date for your Cash/Performance Rights to vest.
Unvested Cash/Performance Rights lapse upon you ceasing to be an Employee, subject to there being a Qualifying Cessation during the Performance Period (for Tranche 1 Cash/Rights and Tranche 2 Cash/Rights) or First Performance Period (for Tranche 3 Rights). A Qualifying Cessation is ceasing to be an Employee by reason of:
(i)	death,

(ii)	total or permanent disablement which prevents you from carrying out your previous employment functions,

(iii)	retirement,

(iv)	redundancy, or

(v)	other circumstances determined at the discretion of the Board.
Where there is a Qualifying Cessation during the relevant Performance Period (for Tranche 1 Cash/Rights and Tranche 2 Cash/Rights) or First Performance Period (for Tranche 3 Rights), your unvested Cash/Performance Rights will not immediately lapse, but instead will be retained and tested for satisfaction of vesting conditions at the end of that Performance Period. However, subject to the Board’s discretion to allow otherwise, there will be no re-testing of Tranche 3 Rights at the Second Test Date or Third Test Date, so any Performance Rights which have not vested at the end of the relevant Performance Period specified above will lapse.
All Cash/Performance Rights will lapse and be immediately forfeited in cases of fraud, gross dishonesty or termination of your employment for cause.
(e)	Vesting Date and automatic exercise date
Vested Cash/Performance Rights will vest and be automatically exercised (Vesting Date), with no further action required on your part, on the day that                      after the relevant Performance Period. For example, if Performance Rights vest on the basis of       and/or       performance hurdles for the period ending 30 June 2011 then they automatically vest and are exercised when                     .
In accordance with the terms of the LTI Plan, the obligations of Sims Group upon the vesting of the Performance Rights may be fulfilled by a trustee appointed for this purpose.

You have no beneficial or other proprietary right in the Shares which are the subject of the Performance Rights (including any right to dividends or voting rights in respect of the Shares) until the Performance Rights are both vested and exercised.
Should the Board exercise its discretion to satisfy your vested Performance Rights by way of cash payment, the amount of cash payable will be the market price of the Shares (as defined in the LTI Plan Rules), less any tax and / or social security payment the Sims Group is required to withhold.
3.	Share Trading Policy
Please note that the sale of any Shares acquired on vesting of Performance Rights can only occur within the trading windows and subject to the requirements of Sims Group’s Share Trading Policy at the relevant time.
4.	Taxation advice and other independent advice
You should note that the taxation laws covering Performance Rights awards are complex and change from time to time. You should seek professional advice on the tax implications for you and your particular circumstances. Further, any advice given on behalf of Sims Group or a Trustee of the LTI Plan is general advice only and does not take into account your particular financial position or needs. You should consider obtaining your own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give such advice.
A copy of Sims Group’s latest Annual Report, its financial statements, and other stock exchange announcements can be accessed via Sims Group’s website at: www.sims-group.com
5.	General terms and further queries
This letter is accompanied by a Participant Guide, which includes a summary of the LTI Plan Rules (Rules). A copy of the full terms of the Rules is available to you, free of charge, by contacting                     . You should read this letter which, together with the Rules, sets out all the terms of the issue of the Performance Rights. Capitalised terms used in this letter have, unless the context otherwise permits, the same meaning as in the Rules. If there is any inconsistency between this letter and the Rules then the terms of this letter prevail. You should retain your copy of this documentation in a safe place for future reference.
You can often obtain a more up to date share market price of Sims Group by going to the ASX website: www.asx.com.au and looking up the code SGM.
Participation in the LTI Plan has been extended to                    . The LTI Reward and grant of Performance Rights gives you the chance to become a prospective owner of equity in Sims Group and to share personally in the Group’s growth and success.
If you have any questions in relation to this document, please contact                      on                           or email                     @au.sims-group.com

Yours sincerely,

Jeremy Sutcliffe

Group Chief Executive
Sims Group Limited

Schedule: Comparator group companies

APPLICATION FORM

I,	of (address)

hereby apply for the following percentages of the F08 Reward for

Tranche 1:

Option 1 : 100% as a cash payment	☐

Option 2: 50% as a cash payment and 50% as a Performance Right allocation	☐

Option 3: 100% as a Performance Right allocation	☐

and

Tranche 2:
☐
Option 1 : 100% as a cash payment	☐

Option 2: 50% as a cash payment and 50% as a Performance Right allocation	☐

Option 3: 100% as a Performance Right allocation	☐
Please tick one box for each Tranche. If you do not tick a box, or fail to return this Application Form then, subject to the following Note, you will be deemed to have elected to apply for cash payments. Note: You may be obliged to take a certain percentage of the Reward as Rights ...if so, then the application above only refers to the balance thereof.
By signing this Application Form, I hereby acknowledge that I have read and understood the terms of the Invitation made to me and the Plan Rules and agree to be bound by them.

Signed by the Employee	Full Name

Date
Please complete the Application Form at the end of this document and return via PDF                     @au.sims-group.com or fax number                           to                           by                                         .